Exhibit 3.1

Execution Version

FIRST AMENDMENT TO THE

FOURTH AMENDED AND RESTATED BYLAWS

OF

VERIS RESIDENTIAL, INC.

THIS AMENDMENT (this “Amendment”), effective as of February 22, 2026, is made to the Fourth Amended and Restated Bylaws (the “Bylaws”) of Veris Residential, Inc., a Maryland corporation (the “Corporation”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Bylaws.

RECITALS

WHEREAS, pursuant to Article XIV of the Bylaws, the Board of Directors (the “Board”) of the Corporation is authorized to adopt, alter or repeal any provision of the Bylaws or adopt new bylaws by a resolution adopted by a majority of the Board present at any regular or special meeting of the Board at which a quorum is present.

AMENDMENTS

NOW THEREFORE, the Bylaws are amended as follows:

1.	The Bylaws are hereby amended to add the following new Article:

“ARTICLE XV.

EXCLUSIVE FORUM

Section 1.       Unless at least a majority of the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Circuit Court for Baltimore City, Maryland, Business and Technology Case Management Program (or, if the Circuit Court for Baltimore City, Maryland, Business and Technology Case Management Program, declines to accept or does not have jurisdiction, another state court within the State of Maryland (in the Business and Technology Case Management Program to the extent available in such other state court within the State of Maryland) or, if no state court located within the State of Maryland accepts or has jurisdiction, the U.S. District Court for the District of Maryland, Northern Division), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation under Maryland law, (ii) any action asserting a claim of breach of any duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the MGCL, the Charter or these Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine or (v) any other action asserting an “internal corporate claim,” as defined in Section 1-101 of the MGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Unless at least a majority of the Board of Directors, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, this ARTICLE XV shall not apply in any respect to claims or causes of action brought to enforce a duty or liability created by the Exchange Act, or the rules and regulations promulgated thereunder or any other claim or cause of action for which the federal courts have exclusive jurisdiction.

Section 2.       To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XV and personal jurisdiction and venue in any state or federal court located in the State of Maryland for any action or proceeding set forth in this ARTICLE XV.

Section 3.       If any action the subject matter of which is within the scope of Section 1 of this ARTICLE XV is filed in a court other than a court located within the State of Maryland (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Maryland in connection with any action brought in any such court to enforce Section 1 of this ARTICLE XV (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 4.       If any provision of this ARTICLE XV shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this ARTICLE XV, and the application of such provision to other persons or entities and circumstances, shall not in any way be affected or impaired thereby.”

2.	Except as expressly amended hereby, the Bylaws shall continue in full force and effect, without any waiver, amendment or modification of any provision thereof.

3.	This Amendment and the Bylaws contain the entire agreement among the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

4.	This Amendment shall be governed by and construed under the laws of the State of Maryland, without regard to its conflicts of laws principles.

5.	The Board may restate the Bylaws to incorporate in a single, integrated document the amendment contemplated by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the day first written above.

/s/ Taryn Fielder
Taryn Fielder
Executive Vice President, General Counsel and Corporate Secretary

[SIGNATURE PAGE TO BYLAWS AMENDMENT]